SCHEDULE 14A
                         (Rule 14a-101)
             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934


Filed by the Registrant [x]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement

[ ]  CONFIDENTIAL, FOR USE
     OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE
     14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or
     Rule 14a-12

    Decade Companies Income Properties--A Limited Partnership

        (Name of Registrant as Specified In Its Charter)

                       Filed By Registrant

           (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Dear Limited Partner:

     On behalf of Decade Companies Income Properties--A Limited Partnership ("DCIP"), we are pleased to enclose this proxy statement relating to a proposed amendment to DCIP's limited partnership agreement and request your written consent to the proposed amendment.

     The proposed amendment is designed to grant partners additional rights to receive cash for their DCIP partnership interests ("Interests") subject to certain terms and conditions discussed in detail in the enclosed proxy statement. If approved by a majority of the outstanding Interests, the proposed Fair Price Provision amendment would become Section 8.6 of DCIP's limited partnership agreement.

     The enclosed proxy statement contains a more complete description of the terms of the proposed amendment and other important information. You are urged to read the proxy statement carefully.

     Voting only takes a few minutes--Please Respond Promptly.
The General Partner proposes this Amendment to the Limited
Partnership Agreement and recommends that you vote for it.

     Please complete and return your consents as soon as possible to DCIP.

                                   Very truly yours,

                                   /s/ Michael G. Sweet

                                   Michael G. Sweet
                                   Partnership Manager

                          INTRODUCTION

     This Proxy Statement, dated as of _____________, 1996, is in connection with the proposed adoption of a new section 8.6 to its limited partnership agreement. Decade Companies requests that you please complete and return the enclosed Consent (an extra copy is enclosed) at your first convenience to:

     Decade Companies Income Properties--A Limited Partnership
     250 Patrick Boulevard, Suite 140
     Brookfield, Wisconsin  53045

     This Proxy Statement and the enclosed Consent are being sent to all limited partners of DCIP as of December 23, 1996. DCIP will accumulate signed consents until __________, 1997 [30 days after distribution date]. The Proposed Amendment will become effective once Consents for a majority of the outstanding Interests are received (and not revoked) by DCIP.

                           BACKGROUND

     Decade Companies believes that the value of DCIP's properties (and therefore the Interests) will likely increase over time, although no assurances can be provided.

     While Decade Companies cannot provide assurances of future performance, the General Partner believes that the economy and the current state of the real estate market make it more likely than not that the value of DCIP's properties will continue to increase. For example, if a capital gains tax reduction is enacted (as is being discussed), the General Partner believes the real estate market will continue to improve.

     Decade Companies has appreciated and valued your past confidence and looks forward to the eventual sale of DCIP's properties at prices that justify the wait. As part of this process and because the General Partner believes the properties will more likely than not increase in value, Decade Companies wants to provide a means for partners who support the General Partner to receive cash for their Interests in the event Decade Companies is ever removed as General Partner or a new General Partner added (collectively, "Different General Partner") and proposes the adoption of a Fair Price Provision, described below. Decade Companies hopes to and intends to remain as General Partner of DCIP through the liquidation of the partnership.

     The General Partner desires to provide a way for partners to obtain the greater of (1) original investment with a 6% annual return less all cash distributions received to date, or (2) fair value ("Put Price"), if, without the consent of the Existing General Partner a Different General Partner is appointed. The General Partner believes that any partner who does not vote for the removal of the Existing General Partner should have the right to sell their Interests and receive the Put Price in cash. Upon the occurrence of a Triggering Event (described below), a partner can choose whether to exercise the Put and receive the Put Price in cash for their Interests. Accordingly, the General Partner proposes to amend the Limited Partnership Agreement to provide the partners with such a right, on the terms and conditions specified below.

     The General Partner believes that this is the best way to balance the interests of all of the partners so that a partner cannot be forced to accept a Different General Partner without having a right to receive cash for their Interests.

     This proposed amendment arises from the General Partner's awareness that Wellington Management Corporation has taken some steps to attempt to remove Decade Companies as DCIP's General Partner. The General Partner wants to provide partners with a right to receive cash for their Interests if they disagree with the addition of a Different General Partner. The Proposed Fair Price Provision Amendment is intended to ensure that persons seeking to acquire control of DCIP have sufficient funds to pay Interest holders for their Interests. Decade Companies intends to remain as General Partner, but wants to allow certain rights to its partners in the event of a Different General Partner.

                     THE PROPOSED AMENDMENT

     DCIP proposes to add Section 8.6 to its Limited Partnership
Agreement and provide:

     Section 8.6 Fair Price Provision

     Upon either (1) the removal of the General Partner (the "Existing General Partner") or (2) the addition of a replacement or another General Partner (the "Different General Partner") without the consent of the Existing General Partner (the "Triggering Event"), any limited partner or Existing General Partner who did not vote for or consent to the Different General Partner shall have the right to sell their partnership interests to the Different General Partner at the greater of (a) the original purchase price increased by six percent per annum less cash distributions previously received by the partner or (b) the fair value of the partnership interest (the "Put").

     Within 15 days of the occurrence of the Triggering Event, the Different General Partner must send a notice via certified mail to all partners who did not consent to the removal of the Existing General Partner or addition of a Different General Partner that the Put has become effective and must allow all partners at least 30 days (and not more than 60 days) to decide whether to exercise the Put. Within 20 days of the receipt of a notice of exercise of the Put, the Different General Partner must pay the Put price in cash to all partners so electing to exercise the Put.

     For purposes of this section, fair value shall mean the value of the partnership interests, whether limited or general, immediately before the effective date of the Triggering Event.

     If a partner disagrees with the fair value determination made by the Different General Partner, and a resolution cannot be effected within 30 days of receipt of the Put payment, the Different General Partner shall bring a special proceeding and petition the Court to determine the fair value of the Interests and pay accrued interest (at 6% annually) on the determined fair value amount. The Different General Partner shall bear all the expenses and costs of the proceeding (including a partner's attorneys' fees), which expenses and costs shall not be passed through to or paid by the Partnership unless the Court determines it is manifestly inequitable and provides otherwise.

                    EFFECTS OF THE AMENDMENT

     DCIP believes that anyone who attempts to become a Different General Partner will need to be well financed in order to fulfill the obligations imposed under this proposed amendment. If adopted, this proposed amendment could make it more difficult to replace the Existing General Partner. This arises because a person who proposes to remove DCIP's General Partner or become a Different General Partner must have sufficient funds to purchase the Put Interests and any costs incurred in a challenge contesting the fair value determination. The adoption of the proposed amendment may have significant effects, positive or negative, on the ability of limited partners to benefit from certain transactions which are opposed by the Existing General Partner. These provisions could be considered to be anti-takeover devices that could deter a takeover attempt and entrench the Existing General Partner even if the terms of the proposed Different General Partner could have been desirable or beneficial to limited partners. The General Partner believes, after having considered the above factors, that the benefits of the proposed Fair Price Provision Amendment outweigh any possible disadvantage resulting from the additional difficulties associated with removing or replacing the Existing General Partner.

                   CERTAIN TAX CONSIDERATIONS

     As with any sale of Interests, the receipt of cash for Interests plus, if applicable, the release of a proportionate share of DCIP's liabilities to which DCIP's assets are subject in exchange for the Put Price would be a taxable transaction for federal income tax purposes and could also be a taxable transaction under applicable state, local and other tax laws. Partners are urged to seek specific tax advice on their particular circumstances before exercising the Put, if it is adopted and triggered.

     Possible Termination of DCIP for Federal Income Tax Purposes

     In general, the Internal Revenue Code, as amended, provides that if 50% or more of the total capital and profits interests in a partnership are sold or exchanged within a single twelve-month period, that partnership would terminate for tax purposes. Thus, if 50% or more of the Interests are sold or exchanged within a twelve-month period (excluding successive transfers of the same Interests), including as a result of the Put, DCIP would technically terminate for federal income tax purposes. If a termination occurred, the assets of DCIP would be deemed to be constructively distributed to the partners and then recontributed by them to DCIP. In general, the adverse tax effects of a tax termination are as follows:

          (i) The tax basis of assets in the hands of DCIP after termination may be different from (either greater or less than) DCIP's basis in such assets immediately before the termination. Accordingly, a limited partner's allocable share of taxable income or loss of DCIP may be greater or less than his share of such income would have been if DCIP did not terminate. Due to accounting and administrative complexities and expenses, the limited partnership agreement does not provide for special allocations which otherwise would minimize this result;

          (ii) If the allocable portion of DCIP cash constructively distributed to a limited partner exceeds the adjusted tax basis of his Interests at the time of the constructive distribution, a limited partner will be required to recognize gain to the extent of such excess. The gain will be treated as gain from the sale or exchange of Interests; and

          (iii) DCIP's taxable year will end upon termination and, if a limited partner's taxable year differs from DCIP's calendar taxable year, the termination could result in the "bunching" of more than one year of DCIP income or loss in the limited partner's income tax return for the taxable year in which DCIP terminates.

     It is impossible to advise whether a termination could occur if the proposed amendment is adopted, because the results would depend upon factors outside of DCIP's control.

                         VOTING MATTERS

     Under Wisconsin law and Section 14.1 of DCIP's limited partnership agreement, approval of the proposed amendment requires the affirmative vote of a majority of Interests. As of December 23, 1996, approximately 1,361 limited partners hold 13,414.024 Interests, and, therefore, the affirmative vote of 6,707.013 Interests is required to adopt this proposed amendment. Jeffrey Keierleber, an individual General Partner in Decade Companies, directly and indirectly, holds 193.04 Interests (approximately 1.4% of the outstanding Interests) and intends to vote for adoption of the Amendment. Michael Sweet, an officer in Decade 80, Inc. and DCIP's Partnership Manager, also holds 3.05 Interests and intends to vote for the proposed Amendment.

     Each limited partner is entitled to one vote for each Interest held of record by such holder. No meeting of the Limited Partners is required or will be held and the General Partner intends to accept consents until __________, 1997 [30 days after distribution]. DCIP is not required to and has not had annual meetings of the limited partners. A consent is also revocable by any limited partner until the above date by sending notice to DCIP that the limited partner intends to revoke the consent at:

     Decade Companies Income Properties--A Limited Partnership
     250 Patrick Boulevard, Suite 140
     Brookfield, Wisconsin  53045

     No matter how many Interests you may own we urge you to support DCIP in adopting the Fair Price Provision.

     There are no dissenter's rights for limited partners who disagree with adoption of this proposed amendment.

                      SOLICITATION EXPENSES

     The expenses of preparing, printing and making these proxy materials and the costs of soliciting consents (which are estimated at $7,000) will be paid by DCIP. Proxies are being solicited principally by mail, but proxies may also be solicited personally by telephone, telecopy, telegraph and similar means by DCIP and its affiliates. DCIP may also reimburse brokerage firms and others for their expense in forwarding proxy solicitation materials to the beneficial owners of the Interests.

     The limited partners can help DCIP avoid the necessity and additional expense of further solicitations by promptly returning the executed consent. The enclosed addressed envelope requires no postage if mailed in the U.S. and is intended for your convenience.

                       SECURITY OWNERSHIP

     No person of record is known by DCIP to own more than 5% of the outstanding Interests.

               DECADE COMPANIES INCOME PROPERTIES
                             CONSENT

             This Consent is solicited on behalf of
               Decade Companies Income Properties

     The undersigned hereby appoints Michael G. Sweet and Jeffrey Keierleber with the power to act alone and with full power of substitution and revocation to represent and vote, as specified below, all Interests which the undersigned is entitled to vote.

     The Interests represented by the proxy will be voted concerning the adoption of the proposed amendment as indicated below. The undersigned hereby acknowledges receipt of the proxy statement.

     Proposed Amendment  To adopt the Proposed Fair Price
                         Provision (Section 8.6)


          For                 Abstain             Against

          [ ]                  [ ]                  [ ]


The General Partner recommends that you vote for the Proposed
Amendment.



          [Name of Owner and Number of Interests Owned]













Date _______________          ___________________________________
                              *Signature

Date _______________          ___________________________________
                              *Signature (if jointly held)

Please check a box and sign, date and return this consent to:

                    Decade Companies Income Properties
                    Suite 140
                    250 North Patrick Boulevard
                    Brookfield, WI 53045

     *Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such and sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.